May 2008 Pricing Sheet dated May 22, 2008 relating to Preliminary Terms No. 634 dated April 24, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities

Bear Market PLUS based Inversely on the Consumer Discretionary Select Sector SPDR Fund due June 20, 2009
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – MAY 22, 2008
Issuer:	Morgan Stanley
Maturity date:	June 20, 2009
Underlying shares:	Shares of the Consumer Discretionary Select Sector SPDR Fund
Aggregate principal amount:	$4,950,000
Payment at maturity:
▪  If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
This amount will be less than or equal to the stated principal amount of $10.  However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Upside reduction amount:	$10 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$32.09, the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date June 18, 2009 times the adjustment factor, subject to certain market disruption events
Valuation date:	June 18, 2009, subject to certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$12.70 (127% of the stated principal amount) per Bear Market PLUS
Minimum payment at maturity:	$2.00 (20% of the stated principal amount) per Bear Market PLUS
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	May 22, 2008
Original issue date:	May 30, 2008 (5 business days after the pricing date)
CUSIP:	617480348
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$10	$0.15	$9.85
Total	$4,950,000	$74,250	$4,875,750

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Bear Market PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 634 dated April 24, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.